Exhibit 10.1
AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment (“Amendment”) to the Executive Employment Agreement (the “Employment Agreement”) dated February 2, 2012 by and between Penson Worldwide, Inc., a Delaware corporation (the “Company”) and Bryce B. Engel (“Executive”) is entered into by and among the Company, Penson Financial Services, Inc. (“PFSI”) and Executive effective as of July 24, 2012.
WHEREAS, Executive is currently employed by PFSI and accordingly PFSI is the Employer under the Employment Agreement.
WHEREAS, pursuant to the terms of the Employment Agreement, Executive is entitled to certain severance payments and benefits upon certain terminations of employment.
WHEREAS, Executive, PFSI and the Company desire to amend the terms and conditions of such severance provisions.

NOW, THEREFORE, in consideration of the mutual promises and other consideration set forth herein, PFSI, the Company and Executive hereby agree that the Employment Agreement is amended as follows:
1.Section VII.B.1 of the Employment Agreement is hereby amended in its entirety to read as follows:
“1. Severance Benefits during Severance Period. “Severance Benefits” shall consist of the following:

a. Post-Termination Payments. Employer shall pay Executive cash severance in the aggregate amount of Seven Hundred Thousand Dollars ($700,000.00). Three Hundred and Fifty Thousand Dollars ($350,000.00) of the cash severance (the “Initial Payment”) shall be paid to Executive within sixty (60) days following Executive’s Separation from Service (as defined in Section VII.B.3) due to his termination Without Cause or his resignation for Good Reason provided the General Release required under Section VII.B.2 is effective and enforceable under applicable law following the expiration of the applicable revocation period. The remaining Three Hundred and Fifty Thousand Dollars ($350,000.00) of the cash severance shall be paid in successive equal installments over the Severance Period on each successive regularly scheduled pay date for the Employer’s salaried employees commencing on the first pay date following the date of payment of the Initial Payment. The “Severance Period” shall extend for 12 months from the date of payment of the Initial Payment. Each payment to which Executive becomes entitled in accordance with this Section VII.B.1 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

b. COBRA Premium Payments. Provided Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, Employer will reimburse Executive for the costs Executive incurs to obtain such continued coverage for himself and his eligible dependents (collectively, the “Coverage Costs”) during the Severance Period. In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to Employer of each periodic payment within sixty (60) days after the payment date, and Employer shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Executive, Employer shall report the reimbursement as taxable W–2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility.”

2.    Section VII.B.2.b is hereby amended to read in its entirety as follows:

“b. Executive shall provide, cooperatively and in good faith, to those person(s) designated by Employer, all information necessary to effectively transition to others Executive’s job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by Employer during the 60−day period after the Termination Date. In addition, if Executive incurs a termination of employment during 2012, excluding a termination pursuant to Section VI.C.1, VI.C.2 or VI.C.4, then Executive shall provide up to twenty (20) hours per month of service from the Termination Date through December 31, 2012, as requested from time to time by the Company’s Chief Executive Officer without any additional compensation.”

3.    Independent Advice from Counsel. Executive has received prior independent legal advice from legal counsel of his choice with respect to the advisability of executing this Amendment. Executive has also obtained his own legal counsel with respect to the tax implications of the payments and benefits to be provided to him under the Employment Agreement as amended by this Amendment, and Executive shall be solely responsible for the payment of any federal, state or local taxes that he may incur as a result of those payments and benefits. Executive hereby releases PFSI and the Company (and their subsidiaries and successors) and agrees to indemnify and hold PFSI and the Company harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by any tax authorities with respect to any tax obligations that may arise as a result of any payments under the Employment Agreement as amended by this Amendment.

4.    Except as modified by this Amendment, all terms and provisions of the Employment Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.
PENSON WORLDWIDE, INC.

By: /s/ David Johnson
Name: David Johnson
Title:     Chairman, Compensation Committee
Dated: July 24, 2012
PENSON FINANCIAL SERVICES, INC.
By: /s/ Bart McCain
Name: Bart McCain
Title:     Executive Vice President and Chief     Financial Officer
Dated: July 24, 2012
EXECUTIVE

/s/ Bryce B. Engel
Bryce B. Engel
Dated: July 24, 2012

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